Exhibit 3.1

AMENDMENT TO
AMENDED AND RESTATED BYLAWS
OF
ANTHERA PHARMACEUTICALS, INC.

WHEREAS, the Board of Directors of Anthera Pharmaceuticals, Inc. (the “Corporation”) has determined that it is desirable and in the best interests of the Corporation and its stockholders to avoid the cost and disruption of multiforum litigation (i.e., litigation brought simultaneously in different forums that challenges the same corporate action);

WHEREAS, the Board of Directors desires to amend the Amended and Restated Bylaws of the Corporation (the “Bylaws”) to provide that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for certain claims involving the internal affairs of the Corporation; and

WHEREAS, pursuant to the Certificate of Incorporation of the Corporation and the Delaware General Corporation Law, the Board of Directors may amend the Bylaws by the affirmative vote of a majority of the directors then in office.

NOW, THEREFORE, it is hereby:

RESOLVED:	That the Bylaws of the Corporation are hereby amended by adding the following as Section 11 of Article VI thereof:

“SECTION 11.  Exclusive Jurisdiction of Delaware Courts.  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate or Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.”

Except as specifically amended herein, all other terms and conditions of the Bylaws shall remain the same and in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Bylaws to be duly executed this 21st day of May, 2015.

By:	/s/ May Liu
May Liu
Senior Vice President, Finance and Administration (Principal Accounting Officer)